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                                                                    Exhibit 21.1


                             LIST OF SUBSIDIARIES OF
                        CHINA FINANCE ONLINE CO. LIMITED


           Name of Subsidiary                      Jurisdiction of Incorporation

China Finance Online (Beijing) Co., Ltd.            People's Republic of China